EXHIBIT 99.22

Hospital Security Team Deploys Pro V2 Unit by Guardian 8

Patient Who Physically Threatened Others Voluntarily Complies at Level 2 Response

SCOTTSDALE, AZ--(Marketwired - Apr 3, 2014) - Guardian 8 Corporation, a wholly owned subsidiary of Guardian 8 Holdings (OTCQB: GRDH), has received a positive account of a documented use of its Pro V2 enhanced non-lethal [ENL] device by security personnel in a hospital setting after a violent patient threatened hospital staff. The patient and hospital names are not disclosed for confidentiality reasons. However, the incident reportedly began as a patient yelled threats towards others in the hospital and became increasingly agitated. The patient then took a fighting stance with fists clenched when hospital staff entered the patient's room.

The hospital's security staff responded to the incident and eventually drew out a Pro V2 device when they felt that their own safety was in jeopardy and deployed a "Level 2" activation of the product, which includes a brilliant strobe light, sonic sounder and an automated Bluetooth® alert to a command center. After about eight minutes of tension, the patient voluntarily complied and the situation was rendered safe by the security staff. The entire incident was documented on video and audio which was captured on the Pro V2 from the security team's perspective.

"This particular location bought their Pro V2 units in the first quarter and had them in service for barely two weeks before they were needed to preserve staff safety. We hope others in the industry realize that they, too, may be just days away from a violent incident that doesn't allow them to wait for outsiders to intervene," said Steve Cochennet, CEO of Guardian 8. "The fact that the patient voluntarily complied should not be overlooked. We advocate for the rapid de-escalation of conflicts and the Pro V2 delivered," he added.

The Pro V2 ENL device emphasizes a layered defense concept for security staff who become first responders to an increasingly dangerous situation. The Pro V2 is a sophisticated pepper spray device designed to mitigate legal risks by capturing digital evidence, such as video and audio recordings, and provides two-way communication capabilities via the Bluetooth® connection with a cell phone. The device has flexible programming that enables trained supervisors to configure the unit to comply with any local surveillance laws. To see how the Pro V2 works, visit the demo video.

About Guardian 8 Holdings
Guardian 8 Holdings, through its wholly owned operating subsidiary, Guardian 8 Corporation, is the developer and manufacturer of the G8 Pro V2, a unique and innovative product which combines eight non-lethal technologies designed to prevent and protect an individual from aggressors and assailants, while notifying law enforcement or others of the situation. The small, easy to use hand-held unit integrates an alerting siren, LED strobe light, laser spotter, camera, microphone, emergency notification, and pepper spray. The company plans to market their personal defense solution to professional security organizations, as well as individuals and families. To learn more about the company and its device, visit www.Guardian8.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the utilization of the Pro V2 device in the Hospital; actual acceptance of the Pro V2 device in Hospitals or health care facilities; Guardian 8's and its subsidiaries business prospects; the ability of Guardian 8 to execute its business plan; benefits of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Media Contact
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Kraves PR
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Investor Relations
Lance Beckham
Acorn Management Partners
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Casey Burt
IN2NE Corp.
561-929-2324
561-989-3600
crburt2@gmail.com